Exhibit 4.9.21

NOTE GUARANTY INSURANCE POLICY

Policy No: 47437

OBLIGATIONS:              Hertz Vehicle Financing LLC

$500,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-1

$275,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-2

$100,000,000 Series 2005-1 Rental Car Asset Backed Notes, Class A-3

$1,150,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-4

$125,000,000 Series 2005-1 Rental Car Asset Backed Notes, Class A-5

MBIA Insurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to each Series 2005-1 Class A Noteholder that an amount equal to each full and complete Insured Payment will be received by BNY Midwest Trust Company, or its successor, as trustee for the Series 2005-1 Class A Noteholders (the “Trustee”), on behalf of the Series 2005-1 Class A Noteholders from the Insurer, for distribution by the Trustee to such Series 2005-1 Class A Noteholder of such Series 2005-1 Class A Noteholder’s share of the Insured Payment. The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Insurer. The Insured Payments do not include and this Policy does not insure any distributions of any Class A-1 Controlled Distribution Amounts, any Class A-2 Controlled Distribution Amounts, any Class A-3 Controlled Distribution Amounts, any Class A-4 Controlled Distribution Amounts or any Class A-5 Controlled Distribution Amounts.

Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Issuer or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of such Preference Amount, (ii) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the applicable Series 2005-1 Class A Noteholder relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the Insurer as agent for such Series 2005-1 Class A Noteholder in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the applicable Series 2005-1 Class A Noteholder and not to such Series 2005-1 Class A Noteholder directly unless such Series 2005-1 Class A Noteholder has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Series 2005-1 Class A Noteholder.

The Insurer will pay any other amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Deficit Amount is due or the second Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust National Association, as Fiscal Agent for the Insurer or any successor fiscal agent appointed by the Insurer (the “Fiscal Agent”) of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making a claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Trustee on behalf of the Series 2005-1 Class A Noteholders by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

The Fiscal Agent is the agent of the Insurer only, and the Fiscal Agent shall in no event be liable to Series 2005-1 Class A Noteholders for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Series 2005-1 Class A Noteholder to receive payments under the Obligations to the extent of any payment by the Insurer under this Policy.

As used herein, the following terms shall have the following meanings:

“Agreement” means the Amended and Restated Base Indenture dated as of December 21, 2005 between Hertz Vehicle Financing LLC and the Trustee, as amended and supplemented by the Series 2005-1 Supplement thereto dated as of December 21, 2005, as in effect on the Series 2005-1 Closing Date and as amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which the Insurer or banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Agreement is located are authorized or obligated by law or executive order to close.

“Deficit Amount” means (a) with respect to any Payment Date, the sum of (i) the excess, if any, of (A) the Series 2005-1 Adjusted Monthly Interest over (B) the sum of amounts in the Series 2005-1 Accrued Interest Account and the Class A Liquidity Amount as of such Payment Date and (ii) the Insured Principal Deficit Amount in respect of such Payment Date and (b) with respect to the Three-Year Notes Legal Final Payment Date, the Four-Year Notes Legal Final Payment Date or the Five-Year Notes Legal Final Payment Date, as applicable, the Class A-1 Outstanding Principal Amount, the Class A-2 Outstanding Principal Amount, the Class A-3 Outstanding Principal Amount, the Class A-4 Outstanding Principal Amount or the Class A-5 Outstanding Principal Amount, as applicable, to the extent unpaid on the Three-Year Notes Legal Final Payment Date, the Four-Year Notes Legal Final Payment Date or the Five-Year Notes Legal Final Payment Date, as applicable, after application of all funds available for reduction of principal of the Series 2005-1 Class A Notes, on such Payment Date pursuant to the Agreement.

“Insured Payment” means (i) any Deficit Amount and (ii) any Preference Amount.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Preference Amount” means any amount previously distributed to a Series 2005-1 Class A Noteholder on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Series 2005-1 Adjusted Monthly Interest” means (a) for the initial Payment Date, (i) $9,671,222.22 and (b) for any other Payment Date, the sum of (i) with respect to the Series 2005-1 Interest Period ending on the day preceding such Payment Date, the sum of (A) an amount equal to the product of (1) the Class A-1 Note Rate for such Series 2005-1 Interest Period and (2) the Class A-1 Outstanding Principal Amount on the first day of such Series 2005-1 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-1 Interest Period and the denominator of which is 360, (B) an amount equal to the product of (1) the Class A-2 Note Rate for such Series 2005-1 Interest Period and (2) the Class A-2 Outstanding Principal Amount on the first day of such Series 2005-1 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-1 Interest Period and the denominator of which is 360 (C) an amount equal to the product of (1) one-twelfth of the Class A-3 Note Rate and (2) the Class A-3 Outstanding Principal Amount on the first day of such Series 2005-1 Interest Period, after giving effect to any principal payments made on such date, (D) an amount equal to the product of (1) the Class A-4 Note Rate for such Series 2005-1 Interest Period and (2) the Class A-4 Outstanding Principal Amount on the first day of such Series 2005-1 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-1 Interest Period and the denominator of which is 360, and (E) an amount equal to the product of (1) one-twelfth of the Class A-5 Note Rate and (2) the

Class A-5 Outstanding Principal Amount on the first day of such Series 2005-1 Interest Period, after giving effect to any principal payments made on such date, and (ii) an amount equal to the amount of any unpaid Class A Deficiency Amounts as of the preceding Payment Date (together with any accrued interest on such Class A Deficiency Amounts at the applicable Series 2005-1 Note Rate).

“Series 2005-1 Class A Noteholder” means each registered holder of a Class A-1 Note, Class A-2 Note, Class A-3 Note, Class A-4 Note or Class A-5 Note who, on the applicable Payment Date, is entitled under the terms of such Class A-1 Note, Class A-2 Note, Class A-3 Note, Class A-4 Note or Class A-5 Note to payment thereunder.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Trustee.

The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006 Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Trustee in writing.

This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

No defenses, set-offs and counterclaims of any kind available to the Insurer so as to deny payment of any amount due in respect of this Policy will be valid and the Insurer hereby waives and agrees not to assert any and all such defenses, set-offs and counterclaims so as to deny payment of any amount due in respect of this Policy.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested this 21st day of December, 2005.

MBIA INSURANCE CORPORATION

/s/ Neil Y. Budnick
President

Attest:	/s/ Authorized Signatory
Assistant Secretary